7915 FM 1960 West Suite 220 Houston, Texas 77070

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of APPlife Digital Solutions, Inc., on Amendment No. 1 to FORM S-1/A, of our report dated October 14, 2025, with respect to our audit of APPlife Digital Solutions, Inc., (the “Company”), consolidated financial statements as of June 30, 2025 and from inception (January 6, 2025) through June 30, 2025, which appears in the Amendment No. 1 to FORM S-1/A. Our report includes an explanatory paragraph as to the Company’s ability to continue as a going concern.

/s/ RBSM LLP

RBSM LLP

Houston, Texas

December 16, 2025